CA Reports Fourth Quarter and Full Fiscal Year 2010 Results

•	Records Full Year Growth in Revenue, EPS and Cash Flow

•	Completes $250 Million Stock Repurchase Plan and Approves New $500 Million Plan

•	Announces that President and COO Michael Christenson to Leave the Company

•	Issues 2011 Fiscal Year Outlook

ISLANDIA, N.Y., May 13, 2010 – CA, Inc. (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2010, ended March 31, 2010.

Financial Overview

	Fourth Quarter FY10 vs. FY09				Full Year FY10 vs. FY09
(in millions, except share data)	FY10	FY09	% Change	% Change CC**	FY10	FY09	% Change	% Change CC**
Revenue	$1,103	$1,035	7%	3%	$4,353	$4,271	2%	3%
GAAP Net Income	$101	$65	55%	63%	$771	$671	15%	19%
Non-GAAP Net Income*	$175	$169	4%	8%	$869	$835	4%	7%
GAAP Diluted EPS	$0.19	$0.13	46%	54%	$1.47	$1.29	14%	19%
Non-GAAP Diluted EPS*	$0.34	$0.31	10%	13%	$1.62	$1.54	5%	8%
Cash Flow from Operations	$636	$648	-2%	-4%	$1,360	$1,212	12%	19%

*Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

“I am very pleased with the way we executed throughout our 2010 fiscal year,” said Chief Executive Officer Bill McCracken. “We grew revenue, increased profit and generated significant levels of cash. We accomplished all of this while increasing investment in growth and the future of CA, both through internal research and development and through acquisitions.  These investments put us on a course for leadership in the key markets that underlie our growth strategy—identity and access management, IT management as a service, virtualization management and cloud computing—as we continue to maintain our market-leading mainframe business.”

“Last month, we announced a restructuring to not only reposition our Company to pursue our growth strategy, including cloud computing and virtualization management, but also to improve our operational capabilities,” McCracken continued. “This restructuring allows us to rebalance our skills, bring on new talent, expand distribution channels and reach new customers, while maintaining profitability under our business model.”

REVENUE AND BOOKINGS

Fourth Quarter

The Company reported another quarter of record new product sales in Identity and Access Management, with particular momentum in CA SiteMinder and CA Access Control.  New product sales in Service Management and Assurance grew double-digits year-over-year, led by CA eHealth and CA Spectrum Infrastructure Manager. The Company also saw an upturn in demand for its services and education offerings.

North America revenue was $670 million, up 6 percent in constant currency and 7 percent as reported year-over-year, while international revenue was $433 million, down 3 percent in constant currency and up 6 percent as reported year-over-year.

The Company signed 21 license agreements with aggregate values greater than $10 million for a total of $632 million, compared with 20 license agreements totaling $736 million in the fourth quarter of fiscal year 2009.  The weighted average duration of subscription and maintenance bookings for the quarter was 3.5 years, compared with 3.6 years for the same period in fiscal year 2009.

Total bookings in the fourth quarter were $1.448 billion, down 4 percent in constant currency and 1 percent as reported, compared to the prior year period. North America bookings were $879 million, up 4 percent in constant currency and 6 percent as reported, while international bookings were $569 million, down 15 percent in constant currency and 10 percent as reported compared to the prior year period.

Full Year

North America revenue was $2.583 billion, up 6 percent in constant currency and as reported compared to fiscal year 2009. International revenue was $1.770 billion, down 2 percent in constant currency and 3 percent as reported compared to fiscal year 2009.

The Company renewed a total of 68 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $2.146 billion. During fiscal 2009, the Company renewed a total of 68 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $2.471 billion, including a single multi-year contract renewal with a system integrator for more than $400 million booked in North America in the second quarter. The weighted average duration of subscription and maintenance bookings for the full fiscal year was 3.5 years, compared to 3.6 years for the previous fiscal year.

Total bookings were $4.964 billion, down 6 percent in constant currency and 5 percent as reported. North America bookings were $2.969 billion, down 11 percent in constant currency and as reported.  Fiscal year 2010 bookings comparisons were unfavorably affected by the aforementioned large renewal booked in the prior fiscal year. International bookings were $1.995 billion, up 1 percent in constant currency and 4 percent as reported.

Revenue Backlog

Total revenue backlog was $8.210 billion, up 8 percent in constant currency and up 11 percent as reported over the prior year period. Revenue backlog was up both in terms of revenue to be recognized over the next 12 months and revenue to be recognized beyond 12 months.

EXPENSES AND MARGIN

During the fourth quarter, the Company announced a restructuring program and took a charge of approximately $50 million to cover severance costs and other expenses including consolidation of facilities. The charge had an unfavorable impact of 5 percentage points on the Company’s GAAP and non-GAAP operating margins in the quarter and $0.06 on GAAP and non-GAAP earnings per share. For the full year, the program had an unfavorable impact of 1 percentage point on GAAP and non-GAAP operating margins and $0.06 on GAAP and non-GAAP earnings per share.

Fourth Quarter

Total GAAP expenses, before interest and income taxes, were $871 million, down 3 percent in constant currency and up 2 percent as reported from the prior year. GAAP operating income, before interest and income taxes, was $232 million, up 33 percent in constant currency and 29 percent as reported. The Company recorded a GAAP operating margin of 21 percent, up 4 percentage points from the prior year period.

On a non-GAAP basis, which excludes purchased software and intangibles amortization, pre-fiscal year 2010 restructuring costs and other costs, and includes gains and losses on hedges that mature within the quarter, but excludes gains and losses on hedges that do not mature within the quarter, the Company reported operating expenses of $846 million, up 9 percent in constant currency and up 17 percent as reported year-over-year. Non-GAAP operating income, before interest and income taxes, was $257 million, down 14 percent in constant currency and down 18 percent as reported. The Company recorded a non-GAAP operating margin of 23 percent, a decrease of 7 percentage points from the fourth quarter of fiscal year 2009.

In the fourth quarter, the Company recorded a GAAP tax rate of 54 percent and a non-GAAP tax rate of 28 percent.

Full Year

For the full fiscal year, total GAAP expenses before interest and income taxes were $3.106 billion, down 1 percent in constant currency and as reported. GAAP operating income before interest and income taxes was $1.247 billion, up 14 percent in constant currency and 11 percent as reported. The Company recorded a GAAP operating margin of 29 percent, a 3 percentage point improvement from the prior full fiscal year.

The Company reported non-GAAP operating expenses for fiscal year 2010 of $2.993 billion, up 2 percent in constant currency and as reported compared to the full year of fiscal year 2009.  Non-GAAP operating income was $1.360 billion, up 5 percent in constant currency and up 2 percent as reported. The Company recorded a non-GAAP operating margin of 31 percent, flat from fiscal year 2009.

For the full year, the Company recorded GAAP and non-GAAP tax rates of 34 percent.

CAPITAL STRUCTURE

The balance of cash and cash equivalents at March 31, 2010, was $2.583 billion.  With $1.545 billion in total debt outstanding, the Company has a net cash position of $1.038 billion. During the quarter, the Company acquired Nimsoft, Inc. for approximately $350 million in an all-cash transaction.

In the fourth quarter, the Company repurchased approximately 5.9 million shares of stock for a total of $137 million.  For the year, the Company purchased a total of approximately 10 million shares for $227 million.  In April 2010, the Company repurchased approximately 800,000 shares, which completed the share repurchase authorization of $250 million announced in October of 2008.

The Company also announced that its Board of Directors has approved a new stock repurchase program of up to $500 million (see separate news release).

CHRISTENSON TO LEAVE CA

The Company announced that Michael Christenson, president and chief operating officer, will leave CA effective May 31, 2010.  Christenson joined CA in 2005 and became COO in 2006.  He was named president in 2008.  The Company indicated it will not replace Christenson.

“Mike leaves the Company on solid operational footing—with many of his accomplishments over the last 5 years having become the fabric of how we run our business today,” McCracken said. “On behalf of the CA team and the Board of Directors, I would like to thank Mike for his contributions to CA and wish him well.”

BUSINESS HIGHLIGHTS

•	The Company announced the election of Bill McCracken as its chief executive officer.

•	The Company announced the appointment of Arthur Weinbach as non-executive chairman of its Board of Directors.

•	The Company acquired privately-held Nimsoft, Inc.—a leading provider of IT performance and availability monitoring solutions for emerging enterprises and managed service providers.

•
The Company acquired cloud-computing pioneer 3Tera®, Inc., whose AppLogic® offers an innovative solution for building cloud services and deploying complex enterprise-class composite  applications to public and private clouds.

•
The Company acquired privately-held Oblicore, Inc., a leading provider of service level management software for enterprises and service providers. Oblicore supports and strengthens the Company’s ability to set, measure and optimize service levels to meet business expectations across enterprise and cloud environments. Oblicore’s solutions also extend the Company’s capabilities in cloud vendor management and assurance of cloud service quality.

OUTLOOK FOR FISCAL YEAR 2011

The Company provided its outlook for fiscal year 2011. Beginning in the first quarter of fiscal year 2011 the Company will exclude stock-based compensation expense from its non-GAAP financial measures. The following guidance, which represents "forward-looking statements" (as defined below), takes into account the exclusion of stock-based compensation expense from future non-GAAP results. To enable fiscal year 2011 guidance for non-GAAP earnings per share to be compared to fiscal year 2010 full year results, the Company provides full fiscal year 2010 results for non-GAAP earnings per share excluding stock-based compensation expense below.

The Company expects the following:

•	Total revenue growth in a range of 3 percent to 5 percent in constant currency. At March 31, 2010 exchange rates, this translates to reported revenue of $4.5 billion to $4.6 billion;

•
GAAP diluted earnings per share growth in constant currency in a range of 5 percent to 11 percent. At March 31, 2010 exchange rates, this translates to reported diluted earnings per share of $1.56 to $1.64;

•
Non-GAAP diluted earnings per share growth in constant currency in a range of 7 percent to 12 percent. At March 31, 2010 exchange rates, this translates to reported non-GAAP diluted earnings per share of $1.87 to $1.95. Fiscal year 2010 non-GAAP diluted earnings per share was $1.74 excluding stock-based  compensation expense; and

•
Cash flow from operations growth in a range of 2 percent to 7 percent in constant currency. At March 31, 2010 exchange rates, this translates to reported cash flow from operations of $1.400 billion to $1.475 billion.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company also expects a full-year GAAP and non-GAAP tax rate in a range of 33 to 34 percent.

The Company anticipates approximately 513 million shares outstanding at fiscal year 2011 year-end and a weighted average diluted shares outstanding of approximately 514 million for the fiscal year. Guidance does not include the impact from any future stock repurchases.

“Our outlook reflects investments made to position CA as a market leader and accelerating growth in our key product areas,” McCracken said. “We feel confident about our strategic direction and expect to see momentum building the further we go into the fiscal year.”

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited fourth quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-675-4750. The international participant number is 1-719-325-4758.

About CA

CA (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments—from mainframe and physical, to virtual and cloud. CA  manages and secures IT environments and enables customers to deliver more flexible IT services. CA’s  innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 rely on CA to manage their evolving IT ecosystems. For additional information, visit CA at www.ca.com. Follow CA on Twitter at www.twitter.com/cainc.

Connect with CA

•	CA Social Media Page
•	CA Newsletters
•	CA Press Releases
•	CA Podcasts

Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles,  pre-fiscal year 2010 restructuring and other charges and include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the  period such items arise and the effective tax rate for non-GAAP income generally allocating the impact of discrete items pro rata to the fiscal year’s remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2009, which was the last day of our prior fiscal year.  Constant currency excludes the impacts from the Company's hedging program.  The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s strategy by, among other things, increasing sales in new and emerging enterprises and markets, enabling the sales force to sell new products and Software-as-a-Service offerings and improving the Company’s brand in the marketplace; global economic factors or political events beyond the Company's control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; failure to expand channel partner programs; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability to successfully acquire technology and software that are consistent with our strategy and integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; the ability to retain and attract qualified key personnel; the ability to adapt to rapid technological and market changes; the ability of the Company’s products to remain compatible with ever-changing operating environments; access to software licensed from third parties, third-party code and specifications for the development of code; use of software from open source code sources; discovery of errors in the Company's software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company's intellectual property rights and source code; fluctuations in the number, terms and duration of our license agreements as well as the timing of orders from customers and channel partners; reliance upon large transactions with customers; risks associated with sales to government customers; breaches of the Company’s software products and the Company’s and customers’ data centers and IT environments; access to third-party microcode; third-party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2010 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com

Table 1
CA, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue	2010	2009 (1)	2010	2009
Subscription and maintenance revenue	$968	$913	$3,887	$3,772
Professional services	76	84	292	358
Software fees and other	59	38	174	141
Total revenue	1,103	1,035	4,353	4,271
Expenses
Costs of licensing and maintenance	86	73	298	298
Cost of professional services	68	68	261	307
Amortization of capitalized software costs	38	34	140	125
Selling and marketing	342	299	1,225	1,214
General and administrative	120	122	479	464
Product development and enhancements	123	128	476	486
Depreciation and amortization of other intangible assets	43	40	161	149
Other expenses (gains), net	3	(5)	14	(1)
Restructuring and other	48	96	52	102
Total expenses before interest and income taxes	871	855	3,106	3,144
Income before interest and income taxes	232	180	1,247	1,127
Interest expense, net	14	22	76	62
Income before income taxes	218	158	1,171	1,065
Income tax expense	117	93	400	394
NET INCOME	$101	$65	$771	$671

Basic income per common share (1)	$0.20	$0.13	$1.48	$1.29
Basic weighted average shares used in computation (1)	512	514	515	513
Diluted income per common share (1)	$0.19	$0.13	$1.47	$1.29
Diluted weighted average shares used in computation (1)	514	538	533	537

(1)
Certain balances and the calculations of income per common share and weighted average shares of common stock have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Form 8-K filed on November 9, 2009.

Table 2
CA, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31,	March 31,
	2010	2009 (1)

Cash and cash equivalents	$2,583	$2,712
Trade and installment accounts receivable, net	931	839
Deferred income taxes - current	360	513
Other current assets	116	85

Total current assets	3,990	4,149
Installment accounts receivable, due after one year, net	46	128
Property and equipment, net	452	442
Goodwill	5,667	5,364
Capitalized software and other intangible assets, net	1,150	725
Deferred income taxes - noncurrent	355	268
Other noncurrent assets, net	178	165

Total assets	$11,838	$11,241

Current portion of long-term debt and loans payable	$15	$621
Deferred revenue (billed or collected) - current	2,555	2,406
Deferred income taxes - current	51	40
Other current liabilities	967	935

Total current liabilities	3,588	4,002

Long-term debt, net of current portion	1,530	1,287
Deferred income taxes - noncurrent	134	136
Deferred revenue (billed or collected) - noncurrent	1,068	1,025
Other noncurrent liabilities	535	429

Total liabilities	6,855	6,879

Common stock	59	59
Additional paid-in capital	3,657	3,686
Retained earnings	3,361	2,673
Accumulated other comprehensive loss	(130)	(183)
Treasury stock	(1,964)	(1,873)

Total stockholders’ equity	4,983	4,362

Total liabilities and stockholders’ equity	$11,838	$11,241

(1)	Certain balances have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Form 8-K filed on November 9, 2009.

Table 3
CA, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2010	2009 (1)	2010	2009
OPERATING ACTIVITIES:
Net income	$101	$65	$771	$671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81	74	301	274
Provision for deferred income taxes	16	(111)	68	(56)
Provision for bad debts	3	5	6	15
Share based compensation expense	27	24	102	92
Amortization of discount on convertible debt	-	11	29	37
Asset impairments and other non-cash charges	10	4	13	2
Foreign currency transaction (gains) losses – before taxes	(7)	5	(10)	67
Changes in other operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade and installment accounts receivable, net	(4)	24	9	199
Increase (decrease) in deferred revenue	360	365	94	(49)
(Decrease) increase in taxes payable, net	(30)	28	(16)	35
Increase (decrease) in accounts payable, accrued expenses and other	18	2	(21)	(75)
Increase (decrease) in accrued salaries, wages and commissions	27	32	25	(29)
Increase (decrease) in restructuring liabilities	28	66	(12)	(13)
Changes in other operating assets and liabilities	6	54	1	42
NET CASH PROVIDED BY OPERATING ACTIVITIES	636	648	1,360	1,212
INVESTING ACTIVITIES:
Acquisitions, primarily businesses, net of cash acquired,
and purchased software	(414)	(22)	(617)	(76)
Purchases of property and equipment	(22)	(19)	(79)	(83)
Proceeds from sale and divestiture of assets	-	-	-	6
Capitalized software development costs	(55)	(27)	(188)	(129)
Other investing activities	(1)	(3)	(4)	(2)
NET CASH USED IN INVESTING ACTIVITIES	(492)	(71)	(888)	(284)
FINANCING ACTIVITIES:
Dividends paid	(20)	(21)	(83)	(83)
Purchases of common stock	(137)	-	(227)	(4)
Debt borrowings	-	1	744	1
Debt repayments	(2)	(179)	(1,205)	(680)
Debt issuance costs	-	-	(6)	-
Proceeds from call spread option	6	-	61	-
Exercise of common stock options and other	5	-	11	7
NET CASH USED IN FINANCING ACTIVITIES	(148)	(199)	(705)	(759)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4)	378	(233)	169
Effect of exchange rate changes on cash	(37)	(35)	104	(252)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(41)	343	(129)	(83)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,624	2,369	2,712	2,795
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,583	$2,712	$2,583	$2,712

(1)	Certain balances have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Form 8-K filed on November 9, 2009.

Table 4
CA, Inc.
Constant Currency Summary
(in millions)
(unaudited)

	Three Months Ended March 31,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$1,448	$1,465	(1%)	(4%)

Revenue:
North America	$670	$625	7%	6%
International	433	410	6%	(3%)
Total revenue	$1,103	$1,035	7%	3%

Revenue:
Subscription and maintenance	$968	$913	6%	2%
Professional services	76	84	(10%)	(13%)
Software fees and other	59	38	55%	50%
Total revenue	$1,103	$1,035	7%	3%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$846	$721	17%	9%
Total GAAP	$871	$855	2%	(3%)

	Fiscal Year Ended March 31,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$4,964	$5,245	(5%)	(6%)

Revenue:
North America	$2,583	$2,444	6%	6%
International	1,770	1,827	(3%)	(2%)
Total revenue	$4,353	$4,271	2%	3%

Revenue:
Subscription and maintenance	$3,887	$3,772	3%	4%
Professional services	292	358	(18%)	(18%)
Software fees and other	174	141	23%	21%
Total revenue	$4,353	$4,271	2%	3%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$2,993	$2,932	2%	2%
Total GAAP	$3,106	$3,144	(1%)	(1%)

(1)
Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2009, which was the last day of fiscal year 2009.  Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 6 for a reconciliation of total expenses before interest and income taxes on a GAAP basis to total expenses before interest and income taxes on a non-GAAP basis.

Table 5
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2010	2009	2010	2009

Total revenue	$1,103	$1,035	$4,353	$4,271
Total expenses before interest and income taxes	871	855	3,106	3,144

Income before interest and income taxes (1)	232	180	1,247	1,127
GAAP Operating Margin (% of revenue)	21%	17%	29%	26%

Non-GAAP operating adjustments:
Purchased software amortization	15	14	55	57
Intangibles amortization	15	14	56	53
Restructuring and other (2)	(2)	96	2	102
Hedging (gains)/losses, net (3)	(3)	10	-	-
Total non-GAAP operating adjustments	25	134	113	212
Non-GAAP income before interest
and income taxes	257	314	1,360	1,339
Non-GAAP Operating Margin (% of revenue) (4)	23%	30%	31%	31%

Interest expense, net	14	22	76	62
Interest on dilutive convertible bonds	-	(13)	(35)	(45)
Non-GAAP income before income taxes	243	305	1,319	1,322

Income tax provision (5)	68	136	450	487

Non-GAAP net income (6)	$175	$169	$869	$835

Non-GAAP diluted EPS (6)(7)(8)	$0.34	$0.31	$1.62	$1.54
Diluted weighted average shares used in
computation (6)	514	538	533	537

(1)	See the Condensed Consolidated Statements of Operations on Table 1 for a bridge from income before interest and income taxes to net income.
(2)	Excludes $50 in costs related to the Fiscal 2010 restructuring plan for the three months and fiscal year ended March 31, 2010.
(3)	Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.
(4)
Excluding stock based compensation of $27 and $24, non-GAAP operating margin would have been 26% and 33% for the three months ended March 31, 2010 and 2009, respectively.  Excluding stock based compensation of $102 and $92, non-GAAP operating margin would have been 34% for both the fiscal years ended March 31, 2010 and March 31, 2009.

(5)
The effective tax rate on non-GAAP income is the Company's provision for income taxes expressed as a percentage of non-GAAP income before income taxes.  Such tax rates reflect the statutory tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(6)
Non-GAAP net income and the number of shares used in the computation of non-GAAP diluted EPS have been adjusted to reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding for all applicable periods.

(7)
The calculation of the non-GAAP diluted EPS includes certain adjustments required by  ASC 260-10-45 which treats certain stock awards as participating securities for the computation of earnings per share.  As a result, non-GAAP diluted EPS may not equal the non-GAAP income divided by the diluted weighted average shares.

(8)
Excluding stock based compensation of $27, non-GAAP diluted EPS would have been $0.37 for the three months ended March 31, 2010.  Excluding stock based compensation of $102, non-GAAP diluted EPS would have been $1.74 for the fiscal year ended March 31, 2010.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Income per Share
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2010	2009	2010	2009

Total expenses before interest and income taxes	$871	$855	$3,106	$3,144

Non-GAAP operating adjustments:
Purchased software amortization	15	14	55	57
Intangibles amortization	15	14	56	53
Restructuring and other	(2)	96	2	102
Hedging (gains)/losses, net (1)	(3)	10	-	-
Total non-GAAP operating adjustments	25	134	113	212

Total non-GAAP operating expenses	$846	$721	$2,993	$2,932

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted Income per Share	2010	2009	2010	2009

GAAP diluted income per share	$0.19	$0.13	$1.47	$1.29

Non-GAAP adjustments, net of taxes
Purchased software and intangibles amortization	0.04	0.03	0.14	0.13
Restructuring and other	-	0.12	0.01	0.12
Hedging (gains)/losses, net (1)	(0.01)	0.01	-	-
Non-GAAP effective tax rate adjustments (2)	0.12	0.02	-	-

Non-GAAP diluted income per share	$0.34	$0.31	$1.62	$1.54

(1)	Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(2)
The effective tax rate on non-GAAP income is the Company's provision for income taxes expressed as a percentage of non-GAAP income before income taxes.  Such tax rates reflect the statutory tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31, 2010		March 31, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before income taxes (1)	$218	$243	$1,171	$1,319

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	76	85	410	462

Adjustments for discrete and permanent items (2)	41	(17)	(10)	(12)

Total tax expense	$117	$68	$400	$450

Effective tax rate (3)(4)	53.7%	28.1%	34.2%	34.2%

(1)	Refer to Table 5 for a reconciliation of income before interest and income taxes on a GAAP basis to income before income taxes on a non-GAAP basis.

(2)
The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)
The effective tax rate on GAAP and non-GAAP income is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively.  Such tax rates reflect the statutory tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(4)
Excluding stock based compensation of $27, the non-GAAP effective tax rate would have been 28.5% for the three months ended March 31, 2010.  On a year to date basis, excluding stock based compensation of $102, the non-GAAP effective tax rate would have been 34.2% for the fiscal year ended March 31, 2010.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Table 8
CA, Inc.
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2011

Projected GAAP Diluted EPS Range	$1.56	to	$1.64

Non-GAAP Adjustments, Net of Taxes:
Purchased Software and Intangibles Amortization	0.19		0.19
Share-based Compensation	0.12		0.12

Non-GAAP Projected Diluted Operating EPS Range	$1.87	to	$1.95

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.